EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144445 on Form S-8 of our report dated June 23, 2008, relating to the financial statements and financial statement schedule of Trina Solar Limited, and the effectiveness of Trina Solar Limited’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 20-F of Trina Solar Limited for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

June 26, 2008